[MEASUREMENT SPECIALTIES, INC]

March 21, 2001


Terraillon Holdings Limited
C/O Downer & Company
Ashley E. Rountree
368-370 Rue Saint Honore
75001 Paris
France

Re: Acquisition of Terraillon

Dear Mr. Rountree,

Thank  you  for  your  continuing   efforts  in  connection  with  our  possible
acquisition of Terraillon. We are pleased to present this letter of intent to purchase Terraillon.

The following incorporates our discussions concerning the terms upon which Measurement Specialties, Inc. proposes to acquire all the issued and outstanding shares of Terraillon including all wholly, partially, or indirectly owned subsidiaries (Terraillon) as a going concern, assuming the assets and included liabilities. This final proposal is a non binding letter of intent only and, except as provided otherwise, is not intended to be a binding agreement.

The proposed terms of acquisition are as follows:

1.    Purchase Price
       The purchase price ("Purchase Price") for all the issued and outstanding shares of Terraillon will be USD 17,000,000. The consideration will be paid as follows: (i) USD 10,200,000 in cash and (ii) USD 6,800,000 in common shares of Measurement Specialties. The number of shares issued at closing would be calculated using 95% of the average closing price of Measurement Specialties stock for the 30 trading dates precedent to signing a Definitive Purchase Agreement. In the event that Terraillon hedges the US dollar exposure arising from the cash portion of the Purchase Price, we will agree to assign the Euro contracts purchased for this purpose to the presale shareholders of Terraillon, as long as the execution and delivery occurs within 45 days of the Closing date, as defined in this document. The Definitive Purchase Agreement would be subject to financing and necessary governmental approvals, provided the financing and all necessary governmental approvals are secured by the end of the Exclusivity period, as defined in Section 9 of this document.

2.    Payment of Purchase Price
       The cash portion of the Purchase Price will be paid upon Closing, which shall occur upon completion of Measurement Specialties contemplated offering of Common Stock. Fifteen percent of the Purchase Price will be placed in escrow until expiration of Representation and Warranties included in the Definitive Purchase Agreement, such period not to exceed one year from the Closing date . Such escrow may at sellers discretion be in the form of the stock of Measurement Specialties at the price calculated in point 1 above. All stock received may not be sold for a minimum of one year after closing.
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                                                                    CONFIDENTIAL

3.    Assumption of debt
       Measurement Specialties will assume up to Euro 4,303,600 of debt as of April 30, the date of the Definitive Purchase Agreement, subject to financing, as noted in Section 1 of this document. To the extent any additional debt is assumed, an adjustment of the purchase price would be made in the proportion of 60% cash and 40% stock.. Measurement Specialties will not assume the Hibernia Convertible Loan Stock.

4.    Employment of key management
       Our understanding is key management will remain in their current positions in Terraillon. Compensation consistent with market compensation, including performance based bonus, will be agreed prior to closing. During the due diligence phase, we expect to affirm our assumption sufficient incentives can be established to ensure continuity of management. We will consider equity participation in the form of options for key employees. Half of the stock portion of the purchase price paid to management will vest in three equal instalments at six, twelve, and eighteen months after Closing. Vesting will be contingent upon continuing employment, except for termination by Measurement Specialties other than for cause, in which case vesting would be immediate.

5.    Conditions
       Measurement   Specialties'   obligation  to  continue  to  negotiate  and
       consummate the Acquisition will be subject to certain conditions, including, but not limited to the following:

          A) Measurement Specialties conducting a complete legal, financial, and business review of the financial condition, assets, liabilities, and business of Terraillon, whereby the results of such review are satisfactory to Measurement Specialties. Review shall include contact with major customers and suppliers;
          B) Measurement Specialties, if it so elects, conducting environmental and regulatory audits of Terraillon facilities and operations (past and present), with results satisfactory to Measurement Specialties;
          C) Measurement Specialties completing a public offering of additional shares of common stock, or such other financing acceptable to Measurement Specialties, and approval by necessary lending institutions;
          D) Terraillon supplying audited GAAP financial statements for the past two years acceptable for filing by Measurement Specialties with the Securities and Exchange Commission ("SEC");
          E) The satisfaction of all governmental conditions or obligations necessary for the consummation of the transactions contemplated herein;
          F) Final approval by both the Measurement Specialties and Hibernia Board of Directors. Preliminary approval, subject to the items contained within this letter, was received.

6.    Representations and warranties
       Liabilities for the Representations and Warranties, the text of which will be mutually agreed upon and appropriate to your position as a private equity investor, will be limited to one year from the Closing and will be discharged only out of the escrow.
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                                                                    CONFIDENTIAL

7.    Expenses
       Each party will be responsible for its respective expenses, including attorney's and investment banker / broker fees, if any, incurred in connection with the proposed acquisition.

8.    Publicity
       The parties agree that they will hold discussions on all matters in connection herewith in strictest confidence and will require their representatives and others with whom they work in connection with this matter to maintain such strict confidence in accordance with the terms of the Confidentiality Agreement dated October 4, 2000 and February 23, 2001. The foregoing will not preclude customer or supplier contact that Measurement Specialties may conduct as part of its due diligence or disclosures required by law or any securities exchange. Any customer or supplier contact will be mutually agreed upon. The parties acknowledge disclosure of the terms of this letter, financial statements of Terraillon, and the business outlook for the combined entities will be part of Measurement Specialties public offering and its subsequent marketing. Any text concerning such disclosure must be approved by Hibernia and Terraillon, prior to its release, such approval shall not unreasonably be withheld and shall be granted or rejected within 24 hours within its receipt. Approvals shall not be withheld for any disclosures required by law or any Securities Exchange.

9.    Exclusivity
       Terraillon agrees that it will not sell, nor solicit or discuss any offers to buy Terraillon to any other person until May 31st. Such exclusivity will be dependent upon achievement of mutually agreed upon milestones, and its specific provisions will be outlined in a separate agreement.

 Letter of Interest

       The parties acknowledge that this letter omits many terms, some of which are material. This letter is intended to be, and shall be construed as, a letter of intent and not a binding agreement. Respective rights and obligations of the parties remain to be defined in the definitive Purchase Agreement, into which this letter of intent, prior discussions, and matters arising as a result of due diligence, will merge; provided, however, the obligations of the parties under paragraphs 7, 8, and 9 above will be binding upon the parties upon the execution of this letter. In any event, the terms and conditions of the Confidentiality Agreement dated October 4, 2000 and February 23, 2001 shall remain in full force and effect.

10.   Timetable
       Agreement in principle of contract terms            March 22
       Initial filing of Measurement Specialties
         public offering and press release
         regarding acquisition                             March 30
       Due Diligence                                       March 20 to Closing
       Definitive Purchase Agreement
         (subject to financing and government approval,    April 30
         provided the financing and all necessary
         governmental approvals are secure prior to the
         Closing date set out below)
       Closing                                             May 25

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                                                                    CONFIDENTIAL

If the foregoing sets forth a basis upon which you believe we can proceed, kindly signify by executing and returning the enclosed copy of this letter.

                                        Sincerely yours,
                                        Measurement Specialties, Inc.


                                        /s/ Joseph R. Mallon Jr.
                                        ------------------------
                                        Joseph R. Mallon Jr.
                                        Chairman and Chief Executive Officer


Agreed and Accepted

Hibernia GP Limited, General partner of
Hibernia Development Capital Partners II, ilp

/s/ Luke Crosbie                   March 23, 2001
--------------------------------  ---------------------
By                                 Date

/s/ Fergal Mulchrone               March 22, 2001
--------------------------------  ---------------------
Fergal Mulchrone                   Date


/s/ Chris Duggan                   March 22, 2001
--------------------------------  ---------------------
Chris Duggan                       Date

/s/ Andrew Gleeson
--------------------------------  ---------------------
 Andrew Gleeson                    Date